EXECUTION COPY

                FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT


           FIRST AMENDMENT, DATED AS OF MAY 31, 2001 (this "Amendment") TO SECURITIES PURCHASE AGREEMENT, by and between SAVVIS Communications Corporation, a Delaware corporation (the "Company"), and Reuters Holdings Switzerland SA, a societe anonyme organized under the laws of Switzerland (the "Purchaser").

                              W I T N E S S E T H :
                              - - - - - - - - - - -

           WHEREAS, the Company and the Purchaser are parties to into a Securities Purchase Agreement, dated as of May 16, 2001 (the "Agreement") pursuant to which the Purchaser agreed to purchase, on certain dates and subject to satisfaction of certain conditions set forth in the Agreement, up to $45,000,000 aggregate principal amount of the Company's 12% Convertible Senior Secured Notes (together with the notes to be issued as payment-in-kind interest thereunder, the "Notes") in the form attached as Exhibit A to the Agreement (the "Form of Note");

           WHEREAS, capitalized terms used herein and not otherwise defined shall have the same meaning as such terms are used in the Agreement;

           WHEREAS, on May 16, 2001, the Purchaser purchased a Note (the "May 2001 Note") from the Company and the Company sold the May 2001 Note to the Purchaser with a principal amount of $10,000,000 in exchange for a cash payment of like amount to the Company;

           WHEREAS, the Notes may be converted into the Company's common stock at any time at the option of the holders thereof ("Voluntary Conversion");

           WHEREAS, upon the Company's raising certain funds through the issuance of convertible preferred stock as set forth in Section 1.04(b) of the Agreement, and upon satisfaction of certain other conditions as set forth in the Agreement, the outstanding Notes will be converted automatically into a series of the Company's convertible preferred stock ("Automatic Conversion");

           WHEREAS, it may be necessary, prior to Voluntary Conversion or Automatic Conversion, for the Purchaser and/or the Company to file applications or notices with a Governmental Authority, including pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and to await a favorable ruling from such Governmental Authority, or the expiration or early termination of any applicable waiting periods;

           WHEREAS, pursuant to any such application or notice, the Purchaser and the Company desire to comply promptly with any requests for additional information or documentary material; and

           WHEREAS, the Company and the Purchaser desire to amend the Agreement, the Form of Note and the May 2001 Note to reflect the foregoing.

           NOW, THEREFORE, in consideration of the foregoing promises and the following promises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

           SECTION 1. Amendment to the Agreement.

           1.1 The following sentences are added to the end of Section 1.04(a) of the Agreement:

           "Upon notice from the Purchaser of its intention to convert a principal amount of Notes pursuant to this Section 1.04(a) which would require the Purchaser and the Company to file applications or notices with any Governmental Authority (as defined in Section 2.06 hereof), including pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Purchaser and the Company shall file such applications or notices as soon as practicable and comply promptly with any requests for additional information or documentary material relating to such applications or notices. The delivery by the Purchaser to the Company of a notice to file such applications or notices with a Governmental Authority shall in no way obligate the Purchaser to convert any principal amount of such Notes."

           1.2 Section 1.04(b) of the Agreement is hereby amended and restated as follows:

           "(b) Automatic Conversion of Notes into Preferred Stock. Simultaneous with the Company raising an aggregate of $50,000,000 (the "Conversion Amount") in cash through the issuance of convertible preferred stock prior to the Maturity Date (as defined below), excluding the Notes and PIK Notes, but including shares issued upon conversion of up to $20,000,000 aggregate principal amount of the Company's 10% Convertible Senior Secured Notes due February 20, 2006 issued to affiliates of Welsh, Carson, Anderson & Stowe ("Welsh Carson") (excluding any notes issued to Welsh Carson in kind for interest on such notes), all of the principal amount of the Notes then outstanding, together with any PIK Notes (as defined below), Notes then-payable in kind for accrued and unpaid interest as of such date and Notes to be purchased on such date by the Purchaser, subject to satisfaction of all applicable conditions set forth in Section 6.02 herein, at a special Closing with a Purchase Price equal to the difference between $30,000,000 and the aggregate Purchase Price paid by the Purchaser pursuant to all Closings completed pursuant to this Agreement as of such date (it being understood that on such date, the Purchaser shall deliver such Purchase Price by wire transfer of immediately available funds to the Company), shall be converted into shares of convertible preferred stock ("Purchaser Conversion Preferred") on the same terms (including purchase price) as, and having the same rights, preferences, privileges and restrictions as shares issued (the "Recent Equity Financing Shares") pursuant to the Company's most recent preferred stock financing (the "Recent Equity Financing"), except that the initial conversion price of such Purchaser Conversion Preferred shall be the equivalent of the lesser of (i) the initial conversion price of the Recent Equity Financing Shares, (ii) the initial conversion price of shares issued pursuant to any financing which comprises a portion of the Conversion Amount (excluding shares issued upon conversion of the notes previously issued to Welsh Carson referred to above), and (iii) the Common Stock Conversion Price. The Purchaser Conversion Preferred shall be of the same class, but separate series, as the Recent Equity Financing Shares. The proportional value of any fractional shares resulting from the issuance of Purchaser Conversion Preferred shall be paid by the Company in cash to the Purchaser. Notwithstanding the foregoing, the following actions by the Company shall not be aggregated in calculating the Conversion Amount: (i) the issuance of any shares of Common Stock pursuant to a stock option plan approved by the Company's Board of Directors, (ii) the issuance of stock, warrants or other securities or rights to persons or entities with which the Company has bona fide business relationships provided such issuances are for other than primarily equity financing purposes, provided, that in any such case (involving the foregoing clauses (i) or (ii)) such issuance has been approved by a majority of the members of the Company's Board of Directors. The Company will provide the Purchaser with at least 10 business days notice in advance of an expected closing of an equity financing which will result in the raising of the Conversion Amount, noting the time and place of such event. The Company shall present and deliver certificates evidencing the proper number of Purchaser Conversion Preferred to the Purchaser, in such denominations and in such name or names as the Purchaser may designate by notice to the Company, to Purchaser at the closing of the Recent Equity Financing in exchange for delivery of its Notes to the Company. Upon receipt of such Notes in exchange for such certificate or certificates of stock evidencing the proper number of Purchaser Conversion Preferred, the Company shall cancel and destroy such Note or Notes, and such Note or Notes shall thereafter be null, void and of no effect. An opinion or opinions of counsel substantially similar to the opinions to be rendered pursuant to

           Section 6.01(a)(vi) hereof, reasonably satisfactory to the Purchaser, will be provided regarding the issuance of the Purchaser Conversion Preferred upon the issuance of such securities. In the event that conversion of all or a portion of the principal amount of the Notes into Purchaser Conversion Preferred pursuant to this Section 1.04(b) requires the Purchaser and the Company to file applications or notices with any Governmental Authority (as defined in Section 2.06 hereof), including pursuant to the HSR Act, the Purchaser and the Company shall file such applications or notices as soon as practicable upon receipt of notice of an expected closing of an equity financing which will result in the raising of the Conversion Amount. In such event, such conversion shall be effected only to the extent and in such amounts not prohibited by any Governmental Authority or applicable law, until authorization from such Governmental Authority and/or relief under applicable law shall be obtained (which may take the form of obtaining a favorable ruling from such Governmental Authority, or the expiration or early termination of any applicable waiting periods), at which time any remaining unconverted Notes subject to conversion pursuant to this
           Section 1.04(b) shall be converted into Purchaser Conversion Preferred."

           SECTION 2.  Amendments to the Form of Note and May 2001 Note.

           2.1 The following sentences are added to the end of Section 15(a) of both the Form of Note and the May 2001 Note:

           "Upon notice from the Holder of its intention to convert all or a portion of the principal amount of this Note pursuant to this Section 15(a) which would require the Holder and the Corporation to file applications or notices with any Governmental Authority (as defined in Section 2.06 of the Purchase Agreement), including pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Holder and the Corporation shall file such applications or notices as soon as practicable and comply promptly with any requests for additional information or documentary material relating to such applications or notices. The delivery by the Holder to the Corporation of a notice to file such applications or notices with a Governmental Authority shall in no way obligate the Holder to convert any principal amount of this Note."

           2.2 Section 15(b) of both the Form of Note and the May 2001 Note are amended and restated as follows:

           "(b) Automatic Conversion of this Note into Preferred Stock. Simultaneous with the Corporation raising an aggregate of $50,000,000 (the "Conversion Amount") in cash through the issuance of convertible preferred stock prior to the Maturity Date, excluding the Notes and PIK Notes, but including shares issued upon conversion of up to

           $20,000,000 aggregate principal amount of the Corporation's 10% Convertible Senior Secured Notes due February 20, 2006 issued to affiliates of Welsh, Carson, Anderson & Stowe ("Welsh Carson") (excluding any notes issued to Welsh Carson in kind for interest on such notes), all of the principal amount of this Note, together with any PIK Notes, Notes then-payable in kind for accrued and unpaid interest as of such date and Notes to be purchased on such date by the Purchaser, subject to satisfaction of all applicable conditions set forth in Section 6.02 of the Purchase Agreement, at a special Closing on such date with a Purchase Price equal to the difference between $30,000,000 and the aggregate Purchase Price paid by the Purchaser pursuant to all Closings completed pursuant to this Agreement as of such date pursuant to the terms of the Purchase Agreement (collectively, the "Purchaser Conversion Notes"), shall be converted into shares of convertible preferred stock ("Purchaser Conversion Preferred") on the same terms (including purchase price) as, and having the same rights, preferences, privileges and restrictions as shares issued (the "Recent Equity Financing Shares") pursuant to the Corporation's most recent preferred stock financing (the "Recent Equity Financing"), except that the initial conversion price of such Purchaser Conversion Preferred shall be the equivalent of the lesser of (i) the initial conversion price of the Recent Equity Financing Shares, (ii) the initial conversion price of shares issued pursuant to any financing which comprises a portion of the Conversion Amount (excluding shares issued upon conversion of the notes previously issued to Welsh Carson referred to above), and (iii) the Common Stock Conversion Price. The Purchaser Conversion Preferred shall be of the same class, but separate series, as the Recent Equity Financing Shares. The proportional value of any fractional shares resulting from the issuance of Purchaser Conversion Preferred shall be paid by the Corporation in cash to the Purchaser. Notwithstanding the foregoing, the following actions by the Corporation shall not be aggregated in calculating the Conversion Amount: (i) the issuance of any shares of Common Stock pursuant to a stock option plan approved by the Corporation's Board of Directors, (ii) the issuance of stock, warrants or other securities or rights to persons or entities with which the Corporation has bona fide business relationships provided such issuances are for other than primarily equity financing purposes, provided that in any such case (involving the foregoing clauses (i) or (ii)) such issuance has been approved by a majority of the members of the Corporation's Board of Directors. The Corporation will provide the Holder with at least 10 business days notice in advance of an expected closing of an equity financing which will result in the raising of the Conversion Amount, noting the time and place of such event. The Corporation shall present and deliver certificates evidencing the proper number of Recent Equity Financing Shares to the Holder, in such denominations and in such name or names as the Holder may designate by notice to the Corporation, to the Holder at the closing of the Recent Equity Financing in exchange for delivery of this Note to the Corporation. Upon receipt of this Note in exchange for such certificate or certificates of stock evidencing the proper number of Recent Equity Financing Shares, the Corporation shall cancel and destroy this Note or Notes, and this Note or Notes shall thereafter be null, void and of no effect. In the event that conversion of all or a portion of the principal amount of this Note into Purchaser Conversion Preferred pursuant to this Section 15(b) requires the Holder and the Corporation to file applications or notices with any Governmental Authority (as defined in Section 2.06 of the Purchase Agreement), including pursuant to the HSR Act, the Holder and the Corporation shall file such applications or notices as soon as practicable upon receipt of notice of an expected closing of an equity financing which will result in the raising of the Conversion Amount. In such event, such conversion shall be effected only to the extent and in such amounts not prohibited by any Governmental Authority or applicable law until authorization from such Governmental Authority and/or relief under applicable law shall be obtained (which may take the form of obtaining a favorable ruling from such Governmental Authority, or the expiration or early termination of any applicable waiting periods), at which time any remaining unconverted Notes subject to conversion pursuant to this
           Section 15(b) shall be converted into Purchaser Conversion
           Preferred."

           SECTION 3.  Miscellaneous.

           3.1 Execution.This Amendment may be executed in counterparts and by the different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute but on and the same instrument.

           3.2 Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

           3.3 Full Force and Effect. As amended hereby, the Agreement (including the Form of Note) and the May 2001 Note remain in full force and effect in accordance with their terms and all future references to the Agreement (including the Form of Note) or the May 2001 Note shall mean the Agreement (including the Form of Note) and the May 2001 Note, in each case as amended hereby.


                            [signature page follows]

           IN WITNESS WHEREOF, the Company and the Purchaser have executed this Amendment as of the day and year first above written.


                                     SAVVIS COMMUNICATIONS CORPORATION

                                     By: /s/ Steven M. Gallant
                                         -------------------------------------
                                         Name: Steven M. Gallant
                                         Title: Vice President,
                                                General Counsel



                                     REUTERS HOLDINGS SWITZERLAND SA

                                     By: /s/ Devin Wenig
                                         -------------------------------------
                                         Name: Devin Wenig
                                         Title: Attorney-in-Fact